UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2011

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

N/A

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On May 12, 2011, the shareholders of Datalink Corporation  (the “Company”) voted to approve an the Datalink Corporation 2011 Incentive Compensation Plan (the “2011 Plan”) which authorizes the issuance of 750,000 shares of the Company’s common stock, plus the number of shares remaining available for future grants under the Company’s existing 2009 Incentive Compensation Plan on May 12, 2011.  The 2011 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units, performance units, incentive awards and other stock-based awards to our employees, non-employees directors, and consultants.   A copy of the 2011 Plan is set forth under Appendix A with the heading “Datalink Corporation 2011 Incentive Compensation Plan” in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

We held our Annual Meeting of Shareholders on May 12, 2011.  At the meeting, shareholders elected all seven persons nominated by our Board of Directors to serve as directors until the next Annual Meeting of Shareholders or until their successors are elected.  In addition, shareholders approved the Datalink Corporation 2011 Incentive Compensation Plan and ratified the appointment of McGladrey Pullen, LLP as the Company’s independent public accountant for 2011.  Set forth below are the final voting results for each of the proposals.

Proposal 1.  Election of Directors

Name	For	Withheld	Abstain	Broker Non-Votes

Brent G. Blackey	9,312,469	412,190	—	5,020,762
Paul F. Lidsky	9,192,355	532,304	—	5,020,762
Margaret A. Loftus	9,165,057	559,602	—	5,020,762
Greg R. Meland	8,529,187	1,195,472	—	5,020,762
J. Patrick O’Halloran	9,286,921	437,738	—	5,020,762
James E. Ousley	9,182,755	541,904	—	5,020,762
Robert M. Price	7,810,383	1,914,276	—	5,020,762

Proposal 2.  Proposal to approve the Datalink Corporation 2011 Incentive Compensation Plan

For	Against	Abstain	Broker Non-Votes
6,970,288	2,722,251	32,120	5,020,762

Proposal 3. Proposal to ratify the appointment of McGladrey Pullen, LLP as the independent registered public accounting firm

For	Against	Abstain	Broker Non-Votes
14,687,138	11,663	46,620	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 13, 2011

DATALINK CORPORATION

	By	/s/ Gregory T. Barnum
Gregory T. Barnum,
Chief Financial Officer